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                                                                EXHIBIT 11.01

                             EPL Technologies, Inc.



                  Computation of Earnings per Common Share and
                    Fully diluted Earnings per Common Share



EPL TECHNOLOGIES, INC.

COMPUTATION OF LOSS PER COMMON SHARE AND
FULLY DILUTED LOSS PER COMMON SHARE
(in thousands except per share data)

                                                                  YEAR      YEAR      YEAR
                                                                  ENDED     ENDED     ENDED
                                                                  12/31/96  12/31/95  12/31/94
Net Loss                                                          $ (4,296) $(3,320)  $(3,373)
Deduct effect of 10% cumulative loss per computation                   999      314       324
                                                                  --------  -------   -------
Adjusted net loss for loss per share computation                  $ (5,295) $(3,634)  $(3,697)
                                                                  ========  =======   =======
Weighted average number of common shares outstanding              $  7,437    4,056     3,629
                                                                  ========  =======   =======
Primary loss per share                                            $  (0.71) $ (0.78)  $ (1.02)
                                                                  ========  =======   =======
Net loss for fully diluted loss per common share
computation                                                       $ (4,296) $(3,320)  $(3,373)
                                                                  ========  =======   =======
Weighted average number of common shares
outstanding                                                          7,437    4,656     3,629

Common share equivalent applicable to:
  Series A, convertible preferred stock                              1,309    2,071     2,167
  Series A, warrants                                                   124      157       232
  Series B, convertible preferred stock                                133
  Other warrants                                                       249      765       515
  Stock options outstanding                                          1,239      789       522
                                                                  --------  -------   -------
Weighted average number of common shares and
  common share equivalents used to compute fully
  diluted loss per share                                            10,491    8,438     7,065
                                                                  --------  -------   -------


Fully diluted loss per share                                      $  (0.41) $ (0.39)  $ (0.48)
                                                                  ========  =======   =======